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                                                                    EXHIBIT 10.9



July 26, 2002


William Robert Slakey
10 Moore Creek Road
Santa Cruz, CA  95060

Dear Bill,

Handspring, Inc. (the "Company") is pleased to offer you a position as Chief Financial Officer reporting to Donna Dubinsky, on the terms set forth in this letter agreement. The effective date is your start date, which is anticipated to be September 15, 2002.

COMPENSATION. As Chief Financial Officer, you will receive an annual base salary of $200,000 payable in accordance with the Company's customary payroll practice as in effect from time to time. When the Vice Presidents' salaries are re-instated, this salary will be increased by 10% to $220,000. In addition, you will be eligible to participate in the Handspring 2003 Bonus Plan, as per the guidelines of that plan. You also will be entitled to receive the Company's standard employee benefits package, upon satisfying plan eligibility requirements, and will be subject to the Company's vacation policy, as such package and policy are in effect from time to time. We will provide you more detailed information about these benefits, including eligibility rules, when you begin employment.

STOCK OPTION. We will recommend to the Board of Directors of the Company that you be granted a stock option to purchase up to 725,000 shares of the Company's Common Stock under our 2000 Equity Incentive Plan (the "PLAN") at the then fair market value of the Company's Common Stock, as of the closing price on the date of grant for such option. The date of grant of the option will be your date of hire.

The shares under such option will vest according to the Company's standard four year vesting schedule, which calls for an initial vesting of 25% after the first year of continuous service with the Company, and an additional 1/36 of the remaining shares vesting monthly thereafter, so long as you remain employed by the Company. We will also recommend to the Board of Directors that, for a period of 24 months from your date of hire, if Handspring is involved in a "Corporate Transaction" as defined in the Plan, and you are not named CFO following the transaction, then you will be deemed to have been terminated without cause and you will


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receive accelerated vesting of 25% of your options as described in the Plan.
However, the grant of such options by the Company is subject to the Board's approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company. Further details on the Plan and any specific option grant to you will be provided upon approval of such grant by the Company's Board of Directors.

You will also be eligible to participate in the Follow-on Performance Stock Option Program at the next cycle for Vice Presidents, which is anticipated to take place in approximately May, 2003.

AT WILL EMPLOYMENT

Employment at the Company is "at will." This means that you are free to resign at any time with or without cause or prior notice. Similarly, the Company is free to terminate our employment relationship with you at any time, with or without cause or prior notice. As you know, the Company is involved in an industry that is highly competitive and that changes quickly. Thus, although the position we are offering you is as Chief Financial Officer, we may change the position you are assigned to and/or your duties in response to business needs. As with all of our employees, your employment is also subject to our general employment policies, many of which are described in our Employee Handbook.

Our offer of employment is conditioned on the following:

CONFIDENTIAL INFORMATION. As an employee of the Company, you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions which will be the property of the Company. To protect the interest of the Company, you will need to sign the Company's standard "Employee Inventions and Confidentiality Agreement" as a condition of your employment. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers.

AUTHORIZATION TO WORK. Because of Federal regulations adopted in the Immigration Reform and Control Act of 1986, you will need to present, within three days of beginning employment, documentation demonstrating that you have authorization to work in the United States. This requirement is a condition of your employment and applies to all new employees -- U.S. and non-U.S. citizens alike.


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ACCEPTANCE OF OFFER. If you decide to accept our offer, please sign the enclosed copy of this letter and return it to me. Upon your signature below, this will become our binding agreement with respect to the subject matter of this letter, superseding all other prior or contemporaneous agreements by you with the Company as to the specific subjects of this letter, will be binding upon and inure to the benefit of our respective successors and assigns and your heirs, administrators and executors. This agreement will be governed by California law, and may only be amended in a writing signed by both you and the Company.

This offer of employment and continued employment with Handspring is contingent upon completion of a satisfactory background and reference check. This offer will expire on August 7, 2002. We're all excited to have you join the company!

Best regards,

/s/ Tricia Tomlinson
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Tricia Tomlinson
Vice President, Human Resources

Agreed by:

/s/ W.R. Slakey                                 8/12/02
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Signature:                                      Date:

W.R. Slakey
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Printed Name:

SHOULD YOU CHOOSE TO ACCEPT, PLEASE SIGN AND DATE IN THE SPACE INDICATED AND RETURN ONE ORIGINAL TO: LORI YOSHIDA, HUMAN RESOURCES DEPARTMENT.
189 BERNARDO AVENUE, MOUNTAIN VIEW, CA 94043 -- CONFIDENTIAL.